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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT



THIS AGREEMENT (the "Agreement") is made as of May 29, 2000, between HEALTHTRONICS, INC., a Georgia corporation having an address at 1841 West Oak Parkway, Suite A, Marietta, Georgia 30062 ("Seller"), and NEW JERSEY KIDNEY STONE CENTER, LLC, a New Jersey limited liability company having an address at c/o HEALTHTRONICS, INC., New Jersey Kidney Stone Center, LLC, One Robert Wood Johnson Place, New Brunswick, NJ 08901, ("Purchaser").

                                    RECITALS

         A. Seller is a Georgia corporation which owns the assets and properties composing the New Jersey Kidney Stone Center, LLC.

         B. Seller has leased existing space in the One Robert Wood Johnson Place, New Brunswick, New Jersey location (the "Premises") where it is operating the facility known as the "New Jersey Kidney Stone Center" referred hereinafter as the "Center". The Center, and all furniture, fixtures, equipment, rights, assets and interests comprising a portion thereof used or useful in the operation thereto or related thereto, are sometimes referred to collectively hereinafter as the "Center". The development, ownership and operation of the Center is referred to hereinafter as the "Business".

         D. Seller desires to sell to Purchaser substantially all of Seller's assets, properties and rights comprising the Center or otherwise forming a part of or used or useful in the operation of the Business, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, and all on the terms and subject to the conditions contained in this Agreement.

                                   AGREEMENTS

                  Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                           Purchase and Sale of Assets

         1.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets.

         1.2. Enumeration of Purchased Assets. The Purchased Assets shall include the following assets owned by Seller, but only to the extent the same comprise a portion of the Center or otherwise relate exclusively to the
Business:

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                  (a)      all licenses, licenses, registrations and
governmental or regulatory approvals, agreements and consents applied for or issued to Seller with respect to the Center or the Business and all agreements with governmental authorities (Federal, State or local) entered into by Seller with respect to the Center or the Business, and any rights thereto or interests therein, including without limitation: (i) the license for the Center issued to Seller by the New Jersey Department of Health and Senior Services ("NJDOH"); and
(ii) any Medicare and Medicaid provider agreements for the Center to which Seller is or may become a party (collectively, the "Licenses").

                  (b) all inventory, including, without limitation, materials, work in process, finished goods, service parts and supplies (collectively, the "Inventory");

                  (c) all furniture, fixtures, equipment (including without limitation, medical, scientific and office equipment), machinery, parts, computer hardware, tools, automobiles and trucks and all other tangible personal property (other than the Inventory) (collectively, the "Equipment");

                  (d) all leasehold interests in personal property leased to Seller (the "Leased Personalty");

                  (e) Seller's entire leasehold interest under that certain lease for the Premises between Seller and Robert Wood Johnson University Hospital, as the same may be modified, supplemented, or replaced (the "Lease");

                  (f)      Seller's goodwill;

                  (g) all claims and rights (and benefits arising therefrom) with or against all persons whomsoever, including without limitation, all rights against contractors or subcontractors with respect to the construction of the Center, or against suppliers under warranties covering any of the Inventory or Equipment and any Licenses to the extent they are legally transferable by Seller;

                  (h) all contracts, license agreements, distribution agreements, service agreements, supply agreements, purchase orders, contracts or bids, franchise agreements, computer software agreements and technical service agreements to the extent they are legally transferable by Seller including, without limitation all third party payor contracts relating to the Business;

                  (i) all patient lists, patient records and information to the extent they are legally transferable by Seller;

                  (j) all books and records with respect to the Center and/or the operation of the Business;


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                  (k)      all insurance policies, not included in the Excluded
Assets;

                  (l) all rights in connection with deposits and prepaid expenses with respect to the assets being sold hereunder;

                  (m) all performance, surety or fidelity bonds issued to Seller;

                  (n) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller;

                  (o) the nonexclusive right to use the name "New Jersey Kidney Stone Center, LLC", and any corresponding marks or designs, but only in connection with the Center and its operation, and excluding any variations or derivations thereof or any use thereof in connection with other properties or businesses, and excluding any other trademarks, trade names, marks or designs of Seller (together with associated goodwill) or its Affiliates, as hereafter provided;

                  (p) all promotional materials and advertising literature for the Business, in any medium whatsoever; and

                  (q)      all telephone numbers of the Business.

         1.3. Excluded Assets. The Excluded Assets shall consist of the following items:

                  (a) Seller's cash on hand or in bank accounts, checkbooks and canceled checks;

                  (b) claims (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

                  (c) insurance policies of Seller and rights in connection therewith, unless they relate exclusively to the Center and/or the Business, are by their terms transferable, and unless prior to the Closing, Purchaser elects, by written notice delivered to Seller prior to the Closing Date, to accept assignments of any such insurance policies;

                  (d) all trademarks, tradenames and associated designs or marks, copyrights, and any registration or application for registration relating to the foregoing, of Seller or any of its Affiliates, including without limitation, the right to use the name "New Jersey Kidney Stone Center, LLC" or "New Jersey Kidney Stone Center" or "Kidney Stone Center" with respect to facilities other than the Center, (and any associated goodwill), except for the right to use the non-exclusive name "New Jersey Kidney Stone Center, LLC" and associated designs or marks, specifically for the Center and its operation as provided in Section 1.2(o), above;



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                  (e)      rights arising from prepaid expenses, if any, with
respect to assets not being sold hereunder;

                  (f) rights arising from any refunds due with respect to insurance premium payments and tax refunds due from federal, state and local taxing authorities;

                  (g) all rights of indemnification and claims which relate to the conduct of the Business prior to the Closing Date;

                  (h)      Seller's rights under this Agreement;

                  (i) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

                  (j)      the agreements, if any, set forth on Schedule 1.3(j);
and

                  (k) any and all assets, properties or rights not comprising a portion of the Center or otherwise used exclusively in the operation of the Business.

                                   ARTICLE II

                            Assumption of Liabilities

         2.1. Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, all liabilities and obligations of Seller relating to the development, ownership and operation of the Center or the conduct of the Business, of every kind and description, other than the Excluded Liabilities, as herein defined (the "Assumed Liabilities"). Assumed Liabilities shall include, but not be limited to:

                  (a) Seller's obligations under the lease for the Premises;

                  (b) trade and other accounts payable as of the Closing Date (as herein defined);

                  (c) all accrued expenses as of the Closing Date, to the extent incurred in connection with the ownership, development and/or operation of the Center or the commencement or operation of the Business through the Closing Date, including without limitation, salaries, vacation pay, rent, real estate taxes, interest expense, utility charges, service fees and similar operating expenses;

                  (d) Seller's obligations or liabilities under any of the Licenses which are assigned or transferred to Purchaser pursuant to the provisions hereof;

                  (e) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the


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negotiation and preparation of this Agreement and the sale of the Purchased
Assets to Purchaser; and

                  (f)      Seller's liabilities under any assigned agreements.

         2.2. Excluded Liabilities. The following (and only the following) liabilities and obligations of Seller shall constitute the "Excluded Liabilities":

                  (a)      any liabilities of Seller for income taxes; and

                  (b) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Licenses which are not assigned to Purchaser pursuant to this Agreement.

         2.3. No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.

                                  ARTICLE III

                  Purchase Price, Manner of Payment and Closing

         3.1. Purchase Price. The purchase price for the Purchased Assets ("Purchase Price") is $850,000 (the "Cash Portion") plus the aggregate book value of the Assumed Liabilities at the time of Closing.

         3.2. Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at on or before 5:00 p.m. on June 1, 2000 at the offices of Fox, Rothschild, O'Brien and Frankel, 1300 Atlantic Avenue, Suite 500, Atlantic City, New Jersey, 08401 provided that there has been satisfaction of all conditions to Closing under Article VI hereof. Notwithstanding the foregoing, if the Closing does not occur on or before October 31, 2000 Purchaser shall have the right, but not the obligation, to terminate the Agreement; PROVIDED, HOWEVER, that Seller and Purchaser may, upon their mutual written agreement, extend such deadline for Closing. The date on which the Closing occurs as provided above is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date at Atlantic City, New Jersey.

         3.3. Manner of Payment of the Purchase Price. At the Closing, Purchaser shall assume in writing the Assumed Liabilities and pay the Cash Portion to Seller by execution and delivery to Seller of Purchaser's money purchase promissory note in the amount of $600,000, together with a Security Agreement and other security instruments as required by Seller, all in a form and substance acceptable to Seller and its counsel.


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         3.4.     Closing Deliveries. At the Closing, the parties shall execute and deliver such bills of sale, assignments, deeds, documents of title, assumption agreements, closing certificates, searches, title insurance policies and other documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

         3.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the respective amounts specified in the Purchase Price Computation submitted by Seller, which shall be conclusive and binding upon the parties for all purposes hereunder. The Purchaser and the Seller shall each report the federal, state, and local income and other tax consequences of the transactions called for in this Agreement in a manner consistent with the foregoing allocation of the Purchase Price, including but not limited to the preparation and filing of Form 8594 under Section 1060 of the Code. Such allocations shall be followed in all tax returns of the Purchaser and the Seller for the taxable year that includes the Closing Date, and neither Purchaser nor Seller will take any position inconsistent with the allocations unless otherwise required by applicable law.

         3.6. Possession. Seller shall deliver to Purchaser, at Closing, possession of the Center, of any of the tangible Purchased Assets capable of being so delivered, and originals or copies of any documents in Seller's possession representing intangible Purchased Assets, if applicable.

                                   ARTICLE IV

                         Representations and Warranties

         4.1. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

                  (a) Purchaser is a limited liability company duly organized, existing and in good standing, under the laws of the State of New Jersey.

                  (b) Purchaser has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by and on behalf of Purchaser.

                  (c) Except for: (i) approvals of the transfer to Purchaser of the Licenses and third party payor contracts for the Business, or issuance thereof directly to Purchaser; and (ii) any other Consents (as hereinafter defined) required to carry out the transactions contemplated hereby, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of


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this Agreement and Purchaser's Ancillary Agreements, and the consummation by
Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents.

                  (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Formation or Operating Agreement.

                  (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

                  (f) Neither Purchaser, nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" means (i) any person or entity directly or indirectly controlling, controlled by, or under common control with another person or entity, (ii) any person or entity owning or controlling 10% or more of the outstanding voting securities of another person or entity, (iii) any officer, director, partner or employee of any person or entity, and (iv) any company for which a person, classified as an Affiliate by virtue of (i) , (ii), or (iii) supra, acts as an officer, director, partner or employee.

                  (g) Purchaser understands that the Business is newly formed and has limited operating history. Purchaser, therefore, has entered into this Agreement in reliance solely on the description of the Business set forth in the offering documents to investors.

                  (h) Purchaser is familiar with the Purchased Assets, including the Licenses, and shall acquire the same subject to all conditions and restrictions set forth therein, and all obligations and liabilities of Seller thereunder or in connection therewith, except for those specified herein as Excluded Liabilities.

         4.2. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

                  (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Georgia.

                  (b) Seller has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and


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Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

                  (c) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws.

                  (d) No default by Seller has occurred under any material contracts, leases or agreements to which Seller is a party and which relate to the Center or the conduct of the Business; and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

                  (e) There is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its Affiliates, relating to the Center or the Business, which if decided adversely to Seller would prohibit, prevent or delay Seller's performance hereunder.

                  (f) The Premises are leased to Seller pursuant to a Lease with Robert Wood Johnson University Hospital. Seller is not in default under any material term of the Lease or of any other agreement relating to the Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

                  (g) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

         4.3.     Limitation on Warranties. Except as expressly set forth in
Section 5.1, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED, THE BENEFIT(S) THEREOF BEING HEREBY WAIVED BY PURCHASER.

         4.4. Definition of Knowledge. For purposes of this Agreement, a representation and warranty made to the best of a party's "knowledge" (or any variation of the foregoing) shall refer only to the conscious awareness of any officer or management-level employee of such party, having supervisory or administrative responsibility in respect of the fact(s) or circumstance(s) described therein.



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                                   ARTICLE V

                          Conduct Prior to the Closing

         5.1.     General. Between the date hereof and the Closing Date:

                  (a) Seller shall give to Purchaser's manager, officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

                  (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain such consents as are necessary for the assignment to Purchaser of, the assumption of Seller's obligations under, and the release of Seller under, the contracts, leases, insurance policies, agreements, purchase orders, sales orders or other instruments (including without limitation the Lease, and Licenses comprising Purchased Assets or Assumed Liabilities hereunder, all as may be necessary to carry out the transactions contemplated hereby (the "Consents").

                  (c) Seller shall carry on the Business in a manner consistent with past practices and shall use its reasonable efforts and make every good faith attempt to establish and preserve its business and the goodwill of its patients, suppliers and others having business relations with Seller, including keeping available the services of its present employees, representatives and agents.

                  (d) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                                   ARTICLE VI

                              Conditions to Closing

         6.1. Conditions to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article X:

                  (a) Each and every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.


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                  (b)      All obligations of Purchaser to be performed
hereunder through, and including, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

                  (c) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

                  (d) Seller shall have received all Licenses necessary for the operation of the Center or the conduct of Business.

                  (e) NJDOH shall have approved in writing Purchaser as license-holder for the Center.

                  (f) Seller shall have obtained all of the Consents specified in paragraph 5.1(b).

         6.2. Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article X:

                  (a) Each and every representation and warranty made by Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                  (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

                  (c) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

                  (d) Seller shall have received all Licenses necessary for the operation of the Center or the conduct of Business.

                  (e) NJDOH shall have approved in writing Purchaser as license-holder for the Center and Purchaser.


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                  (f)      Seller shall have obtained all of the Consents
specified in paragraph 5.1(b); and

                  (g) Purchaser shall have completed its offering of limited liability company ownership interests pursuant to certain offering documents (the "Offering") for at least the Minimum Number of Units (as defined in the Offering) and the Offering shall not have been terminated by Purchaser before the sale of any Units thereunder, for any reason prior to completion of Closing hereunder.

                                   ARTICLE VII

                             Post-Closing Agreements

         7.1. Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.

         7.2. Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the Accounts Receivable, Seller shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

         7.3. Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.

         7.4. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

                                  ARTICLE VIII

                      Employees and Employee Benefit Plans

         8.1. Employment of Seller's Employees. Purchaser shall have no obligation to employ or to continue to employ as of the Closing Date any of Seller's employees in the Business, or if such employees are employed by Purchaser, to employ any of them in positions, at compensation, with benefits or upon terms and conditions which are each separately as favorable to the employee as the position, compensation, benefit or terms or conditions in effect on the date hereof. Purchaser shall comply, at its sole cost and expense, with any Federal or state worker notification, retraining, relocation or similar employment law, rule or regulation, applicable to the transaction contemplated hereby.


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                                   ARTICLE IX

                                 Indemnification

         9.1. General. From and after the Closing, the parties shall indemnify each other as provided in this Article IX. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof.

         9.2. Indemnification Obligations of Seller. Subject to the provisions of Section 9.3, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them, to the extent of its insurance policies which provide payment for damages and not in addition to or in excess thereof resulting from or arising out of or by virtue of:

                  (a) any material inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

                  (b) any material breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article IX); and

                  (c) the failure to discharge any liability or obligation of Seller other than the Assumed Liabilities.

         9.3. Limitation on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 9.2 are subject to the following limitations:

                  (a) the Purchaser Indemnitees shall not be entitled to recover under Section 9.2(a): (i) until the total amount which Purchaser would recover under Section 9.2(a), but for this Section 9.3(a), exceeds $10,000.00, and then only for the excess over $10,000.00; (ii) unless a claim for Damages has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the date which is sixty (60) days after the Closing Date; or (iii) if at or before the time of Closing Purchaser had actual knowledge of the misrepresentation or breach of warranty;

                  (b) the Purchaser Indemnitees shall not be entitled to recover under Section 9.2(b) or (c) hereof if indemnification is also available under Section 9.2(a) hereof;


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                  (c)      the Purchaser Indemnitees shall not be entitled to
recover under Section 9.2:

                           (i)      WITH RESPECT TO CONSEQUENTIAL DAMAGES,
INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

                           (ii)     to the extent aggregate Damages under
Section 9.3(a) exceed $50,000.00;

                           (iii)    to the extent the Damages are covered by
insurance (including title insurance) held by Purchaser; or

                           (iv)     with respect to the nonassignability or
nontransferability of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser;

                  (d) the amount of any recovery pursuant to Section 9.2 shall be net of any income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 9.2.

         9.4. Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                  (a) any material inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

                  (b) any material breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article
IX); or

                  (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities.

         9.5. Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article IX shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof with respect to any matter which is the subject of this Article IX. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

                                   ARTICLE X

                        Effect of Termination/Proceeding

         10.1. Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.4:

                  (a) by the mutual written consent of Purchaser and Seller; or

                  (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on October 31, 2000, or such later deadline for Closing as to which the parties may mutually agree as provided above; provided, however, that the right to terminate this Agreement under this
Section 10.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

         10.2. Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue a claim against the defaulting party under the indemnity provisions of Article IX hereof

                                   ARTICLE XI

                                  Miscellaneous

         11.1.    Omitted.

         11.2. Sales and Transfer Taxes. Purchaser shall pay all sales, use, transfer and conveyance taxes, if any, arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

         11.3. Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of both Seller and Purchaser.

         11.4. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt, provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

                  If to Seller
                  Addressed to:
                  HEALTHTRONICS, INC.
                  1841 West Oak Parkway, Suite A
                  Marietta, Georgia 30062
                  Attention:  Argil Wheelock, M.D., Chairman
                  Telecopier:  770 419-9490

                  If to Purchaser
                  Addressed to:
                  NEW JERSEY KIDNEY STONE CENTER, LLC
                  c/o HealthTronics, Inc.
                  One Robert Wood Johnson Place
                  New Brunswick, NJ 08901
                  Attention:  Argil Wheelock, M.D., Chairman of Operations
                              Committee
                  Telecopier: 743 418-8491

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.4.

         11.5. Expenses. Except for Organizational Costs to be reimbursed to Seller, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

         11.6. Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and Seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and operations of the Business in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation, on the representations and warranties of Seller expressly contained in this Agreement, and in the Memorandum.

         11.7. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         11.8. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New Jersey applicable to contracts made in that State.

         11.9. Binding Effect, Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         11.10. Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         11.11. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

         11.12. Heading. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


                        [Space intentionally left blank]

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                              SELLER:

                              HEALTHTRONICS, INC.
                              a Georgia corporation

                              By:    /s/ Argil J. Wheelock
                                     ------------------------------------------
                              Name:  Argil J. Wheelock
                              Title: Chief Executive Officer

                              PURCHASER:


                              NEW JERSEY KIDNEY STONE CENTER, LLC, a New Jersey limited liability company


                              By:    /s/ Argil J. Wheelock
                                     ------------------------------------------
                              Name:  Argil J. Wheelock for HealthTronics, Inc.
                              Title: Manager

                                SCHEDULE 1.3(J)

                          Excluded Assets: Agreements

                                     [NONE]

                               DISCLOSURE SCHEDULE

                      LICENSES NOT OBTAINED OR APPLIED FOR

                                     [NONE]



                               COPIES OF THE LEASE

                                   [Attached]